FOR IMMEDIATE RELEASE

Contact: William J. Pasenelli President and Chief Executive Officer (888) 745-2265

THE COMMUNITY FINANCIAL CORPORATION
ANNOUNCES REDEMPTION OF SBLF PREFERRED STOCK

Waldorf, Maryland, February 17, 2015 – The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake, today announced that on February 13, 2015 it redeemed all $20.0 million of its outstanding preferred securities issued under the U.S. Treasury’s Small Business Lending Fund (“SBLF”) program.  The redemption was funded with the proceeds of a $23.0 million issuance of subordinated notes, which the Company completed on February 6, 2015.

Since entering the SBLF program in September 2011, the dividend rate on the SBLF preferred stock has been 1.0%.  However, under the terms of the program, the dividend rate on the SBLF preferred stock was set to increase to 9.0% in March 2016.

“We are pleased to announce Community Financial’s exit from the SBLF program,” said William J. Pasenelli, President and Chief Executive Officer.  “This redemption simplifies our capital structure, reduces our ongoing costs and further reflects our strong financial condition and commitment to increasing shareholder value.”

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake.  Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion.  Through its 12 banking centers and five dedicated commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.